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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                       SEC File Number 000-31159
                                                          CUSIP Number 89486R106

                           NOTIFICATION OF LATE FILING

                                  (Check one):

[ ] Form 10-KSB  [ ] Form 11-K  [ ] Form 20-F  [X] Form 10-QSB   [ ] Form N-SAR

                        For Period Ended: March 31, 2001


Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify
the Item(s) to which the notification relates:    N/A


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PART I - Registrant Information
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Full Name of Registrant: TREND MINING COMPANY
                         Former Name if Applicable:  Silver Trend Mining Company


Address of Principal Executive Office (Street and Number):

         401 Front Avenue, Suite 1, Second Floor


City, State and Zip Code:

         Coeur d'Alene, ID  83814
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PART II - Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]      (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The subject annual or semiannual report/portion thereof
                  will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X]      (c)      The accountant's statement or other exhibit required by
                  Rule 12b-25(c) has been attached if applicable.

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PART III - Narrative
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State in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or
N-SAR or portion thereof could not be filed within the prescribed time period.

The Company's auditors, Williams & Webster, P.S., could not timely complete financial statements.

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PART IV - Other Information
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         (1)      Name and telephone number of person to contact in regard to this notification.

                  (Name)            (Area Code)               (Telephone No.)
               Brian L. Miller        (303)                      699-8998

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of


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                  1940 during the preceding 12 months or for such shorter
                  period that the registrant was required to file such reports been filed? If answer no, identify report(s).

                    [X]  Yes          [ ]  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                    [ ]  Yes          [X]  No

                  If so: Attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.*


              TREND MINING COMPANY
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(Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  May 15, 2001     By:      /s/ Brian L. Miller
                                 -----------------------------------------------
                        Name:    Brian L. Miller
                        Title:   Vice President, Chief Financial Officer,
                                 Secretary and Treasurer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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                              SUPPORTING STATEMENT
                                   FORM 12b-25
                                   PART II(c)


The review procedures necessary for the issuance of the Registrant's financial statements for the quarter ended March 31, 2001 have not been completed. The delay is the result of the need to perform procedures to assemble information that are new to the client for SEC reporting purposes. We expect to complete the review procedures before the five-day extension period expires.




  /s/ John G. Webster
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John G. Webster, CPA
Williams & Webster, P.S.